(As filed with the Securities and Exchange Commission August 19, 2004)

                                                              File No. 70-10169

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     POS-AMC
                                       on
                                    FORM U-1
                         POST-EFFECTIVE AMENDMENT NO. 2
                                (Amendment No. 4)
                                       TO
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                  NiSource Inc.
           Northern Indiana Public Service Company and its subsidiary
                           Kokomo Gas and Fuel Company
                               KGF Trading Company
                  Northern Indiana Fuel and Light Company, Inc.
                     Northern Indiana Trading Company, Inc.
                      EnergyUSA, Inc. and its subsidiaries
                               PEI Holdings, Inc.
                         NiSource Capital Markets, Inc.
                             NiSource Finance Corp.
                        Granite State Transmission, Inc.
                           Crossroads Pipeline Company
             NiSource Development Company, Inc. and its subsidiaries
                  NI Energy Services, Inc. and its subsidiaries
                       NiSource Corporate Services Company
                       NiSource Energy Technologies, Inc.
                         NiSource Retail Services, Inc.
                 IWC Resources Corporation and its subsidiaries
                              Columbia Energy Group
                      Columbia Atlantic Trading Corporation
                      Columbia Deep Water Services Company
                      Columbia Energy Services Corporation
                Columbia Remainder Corporation and its subsidiary
                         Columbia Assurance Agency, Inc.
                              801 East 86th Avenue
                        Merrillville, Indiana 46410-6272

                              Bay State Gas Company
                            Northern Utilities, Inc.
                               300 Friberg Parkway
                      Westborough, Massachusetts 01581-5039

                         Columbia Gas of Kentucky, Inc.
                           Columbia Gas of Ohio, Inc.
                         Columbia Gas of Maryland, Inc.
                       Columbia Gas of Pennsylvania, Inc.
                         Columbia Gas of Virginia, Inc.
                    Columbia of Ohio Receivables Corporation
                             200 Civic Center Drive
                              Columbus, Ohio 43215

                      Columbia Gas Transmission Corporation
                            1700 MacCorkle Avenue, SE
                         Charleston, West Virginia 25314

                       Columbia Gulf Transmission Company
                             2603 Augusta, Suite 125
                              Houston, Texas 77057

            Columbia Network Services Corporation and its subsidiary
                                1600 Dublin Road
                            Columbus, Ohio 43215-1082

                     NiSource Insurance Corporation Limited
                              20 Parliament Street
                                 P.O. Box HM 649
                             Hamilton HM CX, Bermuda

      (Names of companies filing this statement and addresses of principal executive offices)
              -----------------------------------------------------

                                  NISOURCE INC.

 (Name of top registered holding company parent of each applicant or declarant)
             -------------------------------------------------------

               Jeffrey W. Grossman, Vice President and Controller
                                  NiSource Inc.
                              801 East 86th Avenue
                        Merrillville, Indiana 46410-6272

                     (Name and address of agent for service)
                ------------------------------------------------

     The Commission is requested to mail copies of all orders, notices and other communications to:

        Peter V. Fazio, Jr., Esq.               William T. Baker, Jr., Esq.
        Schiff Hardin & Waite                   Thelen Reid & Priest LLP
        6600 Sears Tower                        875 Third Avenue
        Chicago, Illinois  60606-6473           New York, New York  10022

     Post-Effective Amendment No. 1, filed in this proceeding on March 17, 2004, is hereby amended and restated in its entirety to read as follows:

ITEM 1.  DESCRIPTION OF PROPOSED TRANSACTION.
         -----------------------------------

         1.1 INTRODUCTION. NiSource Inc. ("NiSource"), a registered holding company,/1/ directly and indirectly owns all of the issued and outstanding common stock of ten public utility subsidiary companies: Northern Indiana Public Service Company ("Northern Indiana"), Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc., Bay State Gas Company, Northern Utilities, Inc., Columbia Gas of Kentucky, Inc., Columbia Gas of Maryland, Inc., Columbia Gas of Ohio, Inc., Columbia Gas of Pennsylvania, Inc. and Columbia Gas of Virginia, Inc. (collectively, the "Utility Subsidiaries"). Together, the Utility Subsidiaries distribute gas at retail to approximately 3.3 million customers in portions of Indiana, Ohio, Virginia, Maryland, Kentucky, Pennsylvania, Massachusetts, New Hampshire and Maine. In addition, Northern Indiana generates, transmits and sells electricity to approximately 441,000 customers in 21 counties in northern Indiana.

          By order dated December 30, 2003 in this proceeding (the "Prior Order"), the Commission authorized NiSource, the Utility Subsidiaries and certain of NiSource's direct and indirect non-utility subsidiary companies to engage in a program of external and intrasystem financing, to organize and acquire the securities of certain specified types of new subsidiaries, to engage in certain non-exempt non-utility businesses, and to engage in other related transactions in the ordinary course of business. In particular, as it relates to this Post-Effective Amendment, NiSource, the Utility Subsidiaries, and certain of NiSource's non-utility subsidiaries were authorized to continue as parties to the NiSource System Money Pool Agreement ("Money Pool"), subject to terms and conditions previously approved by the Commission in File No. 70-9945,/2/ and, to the extent not exempt under Rule 52, the participating subsidiaries of NiSource were authorized to make borrowings from each other and from NiSource Finance Corp., a financing subsidiary of NiSource, pursuant to the Money Pool, and, in connection therewith to execute and deliver their promissory notes evidencing such Money Pool borrowings.

          1.2 FURTHER RELIEF REQUESTED. It is now requested that the Commission issue a supplemental order in this proceeding authorizing NiSource Retail Services, Inc. ("Retail Services"), an existing non-utility subsidiary of NiSource, and Central Kentucky Transmission Company ("Central Kentucky"), which will become a non-utility subsidiary of Columbia Gas of Kentucky, Inc. ("Columbia Kentucky"), to become parties to and participate in the Money Pool as borrowers,/3/ subject to the same terms and conditions previously authorized by the Commission. It is further requested that the Commission reserve jurisdiction over the


----------
1  See NiSource Inc., et al., Holding Co. Act Release No. 27263 (Oct. 30, 2000).

2  See NiSource Inc., et al., Holding Co. Act Release Nos. 27479 (Dec. 19,
2001), 27535 (June 3, 2002), and 27559 (Aug. 8, 2002).

3 Under the terms of the Prior Order, no further Commission authorization is required for any new non-exempt subsidiary of NiSource to participate in the Money Pool as a lender only.

participation of any other current or future direct or indirect non-utility subsidiary of NiSource as a borrower under the Money Pool.

         Retail Services, which was incorporated in November 2003, is an "energy-related company" under Rule 58 that was organized to render energy-management services, to sell, install, and/or service standard gas and electric appliances, and to provide other technical services developed in the course of utility operations, including, without limitation, in-house gas line maintenance and repair services. Central Kentucky, which will be a "gas-related company" under the Rule 58, is being organized by Columbia Kentucky in order to acquire and hold a 25% undivided interest in a segment of Columbia Gas Transmission Corporation's interstate pipeline and appurtenant facilities located in Kentucky (referred to as Line KA-1)./4/ Central Kentucky will utilize the pipeline to provide gas transportation service to Columbia Kentucky and to unaffiliated third parties pursuant to a gas transportation tariff approved by the Federal Energy Regulatory Commission.

ITEM 2.  FEES, COMMISSIONS AND EXPENSES.
         ------------------------------

         The additional fees, commissions and expenses incurred or to be incurred in connection with the preparation and filing of this Post-Effective Amendment are estimated not to exceed $4,000.

ITEM 3.  APPLICABLE STATUTORY PROVISIONS.
         -------------------------------

         3.1 GENERAL. Sections 6(a), 7, 9(a), 10, 12(b) and 12(f) of the Act are applicable to Money Pool transactions (to the extent not exempt under Rule 52).

         3.2 COMPLIANCE WITH RULES 53 AND 54. The transactions proposed herein are also subject to Rules 53 and 54. Under Rule 53(a), the Commission shall not make certain specified findings under Sections 7 and 12 in connection with a proposal by a holding company to issue securities for the purpose of acquiring the securities of or other interest in an EWG, or to guarantee the securities of an EWG, if each of the conditions in paragraphs (a)(1) through (a)(4) thereof are met, provided that none of the conditions specified in paragraphs (b)(1) through (b)(3) of Rule 53 exists. Rule 54 provides that the Commission shall not consider the effect of the capitalization or earnings of subsidiaries of a registered holding company that are EWGs or FUCOs in determining whether to approve other transactions if Rule 53(a), (b) and (c) are satisfied. These standards are met.

         Rule 53(a)(1): NiSource's "aggregate investment" (as defined in Rule
53) in EWGs is currently $304.1 million, or approximately 43.7% of NiSource's "consolidated retained earnings" (also as defined in Rule 53) at March 31, 2004


----------
4 The purchase price for the 25% undivided interest in Line KA-1is approximately $275,000. The intercompany sale of the pipeline segment is exempt under Rule 43. This transaction is expected to benefit retail gas customers in Kentucky by lowering Columbia Kentucky's gas transportation costs.

($695.7 million). NiSource does not hold an interest in any FUCO.

         Rule 53(a)(2): NiSource will maintain books and records enabling it to identify investments in and earnings from each EWG and FUCO in which it directly or indirectly acquires and holds an interest. NiSource will cause each domestic EWG in which it acquires and holds an interest, and each foreign EWG and FUCO that is a majority-owned subsidiary, to maintain its books and records and prepare its financial statements in conformity with U.S. generally accepted accounting principles ("GAAP"). All of such books and records and financial statements will be made available to the Commission, in English, upon request.

         Rule 53(a)(3): No more than 2% of the employees of the Utility Subsidiaries will, at any one time, directly or indirectly, render services to EWGs and FUCOs.

         Rule 53(a)(4): NiSource will submit a copy of the Application/Declaration in this proceeding and each amendment thereto, and will submit copies of any Rule 24 certificates required hereunder, as well as a copy of NiSource's Form U5S, to each of the public service commissions having jurisdiction over the retail rates of the Utility Subsidiaries.

         In addition, NiSource states that the provisions of Rule 53(a) are not made inapplicable to the authorization herein requested by reason of the occurrence or continuance of any of the circumstances specified in Rule 53(b). Rule 53(c) is inapplicable by its terms.

ITEM 4.  REGULATORY APPROVALS.
         --------------------

         No state commission, and no federal commission, other than the Commission, has jurisdiction over the proposed transaction.

ITEM 5.  PROCEDURE.
         ---------

         The applicants request the Commission issue a notice of the proposed transaction as soon as practicable and issue a supplemental order approving the proposed transaction as soon as practicable after the end of the notice period. The applicants further request that there should not be a 30-day waiting period between issuance of the Commission's order and the date on which the order is to become effective, waive a recommended decision by a hearing officer or any other responsible officer of the Commission, and consent to the participation by the Division of Investment Management in the preparation of the Commission's decision and/or order, unless the Division of Investment Management opposes the matters proposed herein.

ITEM 6.  EXHIBITS AND FINANCIAL STATEMENTS.
         ---------------------------------

         A.  EXHIBITS.
             --------

             (no additional exhibits are being filed with this Post-Effective
              Amendment)

         B.  FINANCIAL STATEMENTS.

             FS-1 NiSource Inc. Consolidated Balance Sheet as of December 31, 2003 and Consolidated Statement of Income for the year ended December 31, 2003 (incorporated by reference to NiSource Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003) (File No. 1-16189).

             FS-2 NiSource Inc. Consolidated Balance Sheet as of March 31, 2004 and Consolidated Statement of Income for the three months ended March 31, 2004 (incorporated by reference to NiSource Inc.'s Quarterly Report on Form 10-Q for the period ended March 31, 2004) (File No. 1-16189).

ITEM 7.  INFORMATION AS TO ENVIRONMENTAL EFFECTS.
         ---------------------------------------

         The proposed transaction does not involve a "major federal action" nor does it "significantly affect the quality of the human environment," as those terms are used in section 102(2)(C) of the National Environmental Policy Act. The proposed transaction that are the subject of this Post-Effective Amendment will not result in changes in the operation of the applicants that will have an impact on the environment. The applicants are not aware of any federal agency that has prepared or is preparing an environmental impact statement with respect to the proposed transaction.

                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies has duly caused this Post-Effective Amendment to be signed their behalves by the undersigned thereunto duly authorized.

                                  NiSource Inc.
                                  Northern Indiana Public Service Company
                                  EnergyUSA, Inc.
                                  NiSource Capital Markets, Inc.
                                  NiSource Finance Corp.
                                  NiSource Development Company, Inc.
                                  NI Energy Services, Inc.
                                  NiSource Corporate Services Company
                                  NiSource Energy Technologies, Inc.
                                  NiSource Retail Services, Inc.
                                  Kokomo Gas and Fuel Company
                                  KGF Trading Company
                                  Northern Indiana Fuel and Light Company, Inc. Northern Indiana Trading Company, Inc.
                                  Bay State Gas Company
                                  Northern Utilities, Inc.
                                  PEI Holdings, Inc.
                                  Granite State Transmission, Inc.
                                  Crossroads Pipeline Company
                                  IWC Resources Corporation
                                  Columbia Energy Group
                                  Columbia Gas of Kentucky, Inc.
                                  Columbia Gas of Ohio, Inc.
                                  Columbia Gas of Maryland, Inc.
                                  Columbia Gas of Pennsylvania, Inc.
                                  Columbia Gas of Virginia, Inc.
                                  Columbia Network Services Corporation
                                  Columbia Atlantic Trading Corporation
                                  Columbia Deep Water Services Company
                                  Columbia of Ohio Receivables Corporation
                                  NiSource Insurance Corporation Limited
                                  Columbia Gulf Transmission Company
                                  Columbia Gas Transmission Corporation


                       (signatures continued on next page)

                                  Columbia Network Services Corporation
                                  CNS Microwave, Inc.
                                  Columbia Energy Services Corporation
                                  Columbia Remainder Corporation
                                  Columbia Assurance Agency, Inc.


                                  By: /s/  Jeffrey W. Grossman
                                  Name:    Jeffrey W. Grossman
                                  Title:   Vice President


Date:  August 19, 2004